Exhibit 2.1

THIS CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of January 1, 2016, by and among TERRA SECURED INCOME FUND, LLC, a Delaware limited liability company ("Terra Fund 1"), TERRA SECURED INCOME FUND 2, LLC, a Delaware limited liability company ("Terra Fund 2"), TERRA SECURED INCOME FUND 3, LLC, a Delaware limited liability company ("Terra Fund 3"), TERRA SECURED INCOME FUND 4, LLC, a Delaware limited liability company ("Terra Fund 4"), TERRA SECURED INCOME FUND 5, LLC, a Delaware limited liability company ("Terra Fund 5" and together with Terra Fund 1, Terra Fund 2, Terra Fund 3, and Terra Fund 4, the "Contributors"), and TERRA PROPERTY TRUST, INC., a Maryland corporation (the "REIT").

RECITALS

WHEREAS, the Contributors hold the assets and liabilities listed next to their names on Schedule 1 attached hereto (the "Assets");

WHEREAS, each of the Contributors desire to contribute all of its right, title and interest in and to the Assets to the REIT in exchange for the number of shares of the REIT's common stock, $0.01 par value per share ("Common Stock"), listed next to their names on Schedule 2 attached hereto in accordance with the terms and subject to the conditions specified in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.	Contribution of Assets; Effective Date. The Contributors agree to contribute, transfer, convey and assign to the REIT, and the REIT agrees to accept the contribution, transfer, conveyance and assignment of, the Assets, pursuant to the terms and conditions set forth in this Agreement. On the Closing Date (as defined in Section 5(a) of this Agreement), the Contributors shall contribute, transfer, convey and assign to the REIT the Assets.

2.	Consideration. As of the Closing Date, in consideration of the contribution of the Assets, the REIT shall issue to the each of the Contributors the number of shares of Common Stock listed next to their names on Schedule 2 (the "Common Stock Consideration").

3.	Tax Treatment of the Contribution. The contribution, transfer, conveyance and assignment of the Assets by the Contributors to the REIT in exchange for the Common Stock Consideration is intended to be treated by the parties for U.S. federal income tax purposes as a contribution by Terra Fund 5 to the REIT in a tax-deferred transaction that qualifies under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). The Contributors and the REIT agree to make the election set forth in Section 362(e)(2)(C) of the Code in connection the contribution to apply the limitation in Section 362(e)(2)(A) of the Code to the Contributors' tax basis in the Common Stock Consideration (and not the tax basis of the Assets contributed to the REIT) (the "Section 362(e)(2)(C) Election"), and the Contributors and the REIT agree to take such additional actions and execute any additional documentation as may be required to effectuate such election. The Contributors and the REIT intend for this Agreement to be a binding agreement to elect to apply Section 362(e)(2)(C) of the Code within the meaning of Treasury Regulation Section 1.362-4(d)(1)(i). The Contributors shall file a Section 362(e)(2)(C) Statement as described in Treasury Regulation Section 1.362-4(d)(3) in accordance with the procedures set forth therein.

4.	Transfer Taxes. All sales, value added, use, state or local transfer and gains taxes, registration, stamp and similar taxes imposed in connection with the transactions contemplated by this Agreement shall be borne exclusively by the REIT.

5.	Closing Date and Closing Procedures and Requirements.

(a)	Closing Date. The "Closing Date" or "Closing" of this Agreement and the completion of the acquisition of the Assets by the REIT shall be on January 1, 2016. Closing shall take place at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York or at such other place as the parties hereto may agree upon.

(b)	Closing Deliveries. On the Closing Date, the REIT shall transfer the Common Stock Consideration to the Contributors pursuant to Section 2 of this Agreement. Simultaneously with the delivery of the Common Stock Consideration, the Contributors will contribute to the REIT the Assets held by each such Contributor.

6.	Successors and Assigns. The rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, receivers, trustees, successors and permitted assigns.

7.	Governing Law. This Agreement and all transactions contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the State of Maryland, without regard to the principles of conflict of law.

8.	Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to affect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision and to execute any amendment, consent, or agreement deemed necessary or desirable by the REIT to effect such replacement.

9.	Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other parties to this Agreement, and that it has or will consult with its own advisors.

10.	Further Assurances. From time to time, at any party's request, whether on or after Closing, and without further consideration, the other parties shall execute and deliver any further instruments of conveyance and take such other actions as the requesting party may reasonably require to complete more effectively the transfer of the Assets to the REIT.

11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.	Entire Agreement and Amendments. This Agreement, together with all exhibits attached hereto or referred to herein, contain all representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement and exhibits hereto. This Agreement may only be modified or amended upon the written consent of each party hereto.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

CONTRIBUTOR:

TERRA SECURED INCOME FUND, LLC

By:	Terra Capital Advisors, LLC, its Manager

By:	/s/ Bruce Batkin
Name: Bruce Batkin
Title: Chief Executive Officer

TERRA SECURED INCOME FUND 2, LLC

By:	Terra Capital Advisors, LLC, its Manager

By:	/s/ Bruce Batkin
Name: Bruce Batkin
Title: Chief Executive Officer

TERRA SECURED INCOME FUND 3, LLC

By:	Terra Capital Advisors, LLC, its Manager

By:	/s/ Bruce Batkin
Name: Bruce Batkin
Title: Chief Executive Officer

TERRA SECURED INCOME FUND 4, LLC

By:	Terra Capital Advisors, LLC, its Manager

By:	/s/ Bruce Batkin
Name: Bruce Batkin
Title: Chief Executive Officer

TERRA SECURED INCOME FUND 5, LLC

By:	Terra Capital Advisors, LLC, its Manager

By:	/s/ Bruce Batkin
Name: Bruce Batkin
Title: Chief Executive Officer

TERRA PROPERTY TRUST, INC.

By:	/s/ Bruce Batkin
Name: Bruce Batkin
Title: Chief Executive Officer

[Signature Page to Contribution Agreement]

SCHEDULE 1

Terra Fund 1		Ownership	Outstanding	Market Value
Investment	Position	Interest	Balance	of Loans
Clemson Student Housing Portfolio	Mezzanine	100%	$3,000,000	$3,490,475
Portland Airport Hotel Portfolio	Mezzanine	100%	5,000,000	5,588,149
Museo Apartments	Mezzanine	100%	4,000,000	3,945,527
Marriott Spartanburg	Mezzanine	83%	2,500,000	2,769,371
Brass San Antonio	Preferred Equity	27%	4,260,930	4,291,401
Total			$18,760,930	$20,084,923

Other Assets				$480,533
Other Liabilities				($193,310)
Other Adjustments				$5,063

Terra Fund 2		Ownership	Outstanding	Market Value
Investment	Position	Interest	Balance	of Loans
Mystic Hotel	Preferred Equity	100%	$4,325,000	$4,325,000
CSRA Credit Facility	Mezzanine	57%	6,000,000	6,000,000
Arbor Station Apartments	Preferred Equity	100%	2,100,000	2,185,883
Stratford Apartments	Preferred Equity	100%	1,600,000	1,671,010
Ramada Plaza Atlanta Downtown	Mezzanine	100%	2,275,000	2,275,000
Mayo Portfolio	Mezzanine	100%	4,000,000	4,150,839
Marriot Warner Center	Preferred Equity	38%	7,500,000	7,832,443
Total			$27,800,000	$28,440,176

Other Assets				$9,060,926

Other Liabilities				($8,880,855)
Other Adjustments				$53,038

Terra Fund 3		Ownership	Outstanding	Market Value
Investment	Position	Interest	Balance	of Loans
Ramada Resort Fort Walton Beach	Mezzanine	100%	$4,500,000	$4,606,412
AHF Portfolio	Mezzanine	100%	3,869,381	4,239,452
Z Hotel NYC	Mezzanine	78%	3,500,000	3,838,928
Brass San Antonio	Preferred Equity	55%	8,733,343	8,801,171

Kingsport Multifamily Portfolio	Mezzanine	100%	3,000,000	3,332,046
Park Central and Park East	Equity	35%	5,915,000	5,915,000
Holiday Inn Austin	Mezzanine	100%	3,500,000	3,500,000
Total			$33,017,724	$34,233,009

Other Assets				$3,525,558
Other Liabilities				($2,128,084)
Other Adjustments				$78,139

Terra Fund 4		Ownership	Outstanding	Market Value
Investment	Position	Interest	Balance	of Loans
Z Hotel NYC	Mezzanine	22%	$1,000,000	$1,096,836
Encino Courtyard	Mezzanine	100%	2,500,000	2,664,533
DoubleTree by Hilton Greensboro	Mezzanine	100%	3,500,000	3,586,169
Sheraton Hotel and Spa	Mezzanine	100%	8,700,000	8,700,000
Matrix MHC Portfolio	Mezzanine	100%	15,000,000	16,073,639
Ball State Student Housing Portfolio	Mezzanine	100%	2,700,000	2,691,781
Hilton Garden Inn Fort Washington	Preferred Equity	100%	3,742,000	3,742,000
Peachtree Pointe	Mezzanine	100%	7,500,000	7,500,000
Georgia Multifamily Portfolio	Mezzanine	100%	5,000,000	5,570,643
Park Central and Park East	Equity	65%	10,985,000	10,985,000
Millennium IV	First Mortgage	100%	13,980,000	13,980,000
Total			$74,607,000	76,590,603

Other Assets				$4,562,015
Other Liabilities				($3,125,564)

Terra Fund 5		Ownership	Outstanding	Market Value
Investment	Position	Interest	Balance	of Loans
Marriott Spartanburg	Mezzanine	17%	$500,000	$553,874
CSRA Credit Facility	Mezzanine	43%	4,500,000	4,500,000
Brass San Antonio	Preferred Equity	19%	3,018,418	3,036,080
UBS Tower	Mezzanine	100%	6,530,638	6,665,798
1733 Ocean Ave	Preferred Equity	70%	8,584,100	8,584,100
98 14th Street	Mezzanine	70%	3,948,803	4,015,012
Marriot Warner Center	Preferred Equity	44%	8,750,000	9,137,850
55 Miracle Mile	Mezzanine	70%	2,433,960	2,504,882
Crestavilla	First Mortgage	70%	7,896,000	7,896,000
144 South Harrison St	First Mortgage	100%	15,621,355	15,621,355
DoubleTree by Hilton San Diego	Preferred Equity	87%	5,200,000	5,200,000

1100 Biscayne Blvd	Mezzanine	82%	12,059,001	12,189,801
Pine Tree Drive	Mezzanine	100%	5,010,017	5,044,997
Uptown Newport	First Mortgage	100%	11,200,000	11,200,000
BPG Office Portfolio	Mezzanine	100%	10,000,000	10,000,000
BPG Hotel Portfolio	Mezzanine	31%	1,800,000	1,800,000
42-50 24th Street	Mezzanine	79%	11,880,000	11,880,000
East 96th Street	Mezzanine	100%	3,322,262	3,322,262
Total			$122,254,554	$123,152,012

Other Assets				$23,484,064

Other Liabilities				($22,373,304)
Other Adjustments				$708,125

SCHEDULE 2

CONTRIBUTOR	REIT SHARES

Terra Fund 1	1,017,266

Terra Fund 2	1,433,654

Terra Fund 3	1,785,423

Terra Fund 4	3,901,394

Terra Fund 5	6,248,652

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